SECURUS Technologies, Inc.’s Board of Directors Announces That Bill Markert Will Join As Chief Financial Officer

Dallas -- (BUSINESS WIRE) -- Richard A. (“Rick”) Smith, current Chief Executive Officer and President of Securus Technologies announces that William D. (“Bill”) Markert will join the company on June 30th, 2008 as its Chief Financial Officer (CFO).

During the past eight (8) years, Mr. Markert has held executive level finance positions at Eschelon Telecom, Inc. with his most recent position being Executive Vice President – Network Finance. At Eschelon, Mr. Markert was responsible for revenue and cost accounting/reporting, network cost management, carrier access billing and revenue/margin assurance. He also directed various merger and acquisition projects. Before Eschelon, Mr. Markert spent nine (9) years at Global Crossing and its predecessor companies in various financial, regulatory, and operational management roles.

“I have known Bill Markert for almost eighteen (18) years – and have seen his responsibilities progressively grow, he accepted those expanded duties – and excelled in each and every position” said Rick Smith, SECURUS’ Chief Executive Officer and President. “Bill not only has significant financial experience – but has had telecom operational roles and has worked closely with every functional group in his prior positions. That broad experience set will allow him to add significant value to SECURUS.”

Mr. Markert holds a Bachelor of Business Administration degree from the University of Wisconsin – Whitewater, and an MBA degree from the University of St. Thomas in St. Paul, Minnesota.

Keith Kelson, SECURUS’ present Chief Financial Officer will work with Mr. Markert during a transition period of approximately thirty (30) days in order to insure that all project hand-offs have been thoughtfully made.

“On behalf of the SECURUS Board of Directors and executive leadership team, I want to express appreciation to Keith Kelson for his service as CFO over the last eight (8) years. During his tenure with the company, a period marked by significant change in our business, Keith provided leadership and careful financial stewardship. Keith was instrumental in substantially reducing operating costs, particularly bad debt, and improving the risk profile of the company’s revenues. He also was instrumental in acquiring and merging multiple companies, including Syscon. We wish Keith success in the future – his accomplishments are sincerely appreciated.”

Contacts:

SECURUS Technologies, Inc.

Richard A. Smith, Chief Executive Officer and President

972-277-0300